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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:                  MEDIA                     INVESTORS
                           Brad Burns                Scott Hamilton
                           (800) 644-NEWS            (877) 624-9266



                   WORLDCOM, INC. ANNOUNCES IT WILL ELIMINATE
                            TRACKING STOCK STRUCTURE

   MOVE WILL BOLSTER COMPANY'S CASH POSITION AND SIMPLIFY CORPORATE STRUCTURE

CLINTON, Miss., May 21, 2002 - WorldCom, Inc. (NASDAQ: WCOM, MCIT), today announced its Board of Directors has unanimously voted to eliminate its WorldCom group and MCI group tracking stock structure, effective July 12, 2002. By doing so, WorldCom expects to realize an annual cost savings of $284 million due to the elimination of the MCI group dividend.

"By eliminating our tracking stocks we will build on our cash position and simplify our corporate structure, benefiting the investment community," said John Sidgmore, WorldCom president and chief executive officer. "It also builds on our ability to invest in key areas that will benefit WorldCom and its customers.

"We said from the outset of our new management team that we would take the bold steps necessary to build on our strong balance sheet and strengthen operational efficiencies that will better position the Company for future growth. This is one of those steps."

On July 12, 2002, each outstanding share of MCI group common stock will be converted into 1.3594 shares of WorldCom group common stock. Fractional shares will be paid in cash. Notice of the conversion will be mailed on May 22, 2002 to holders of record as of May 21, 2002 of shares of MCI group common stock. Dividends on shares of MCI group common stock will cease to be paid as of the conversion date. However, holders of record of MCI group common stock at the close of business on June 30, 2002 will be paid the previously declared dividend of $0.60 per share payable on such shares on July 15, 2002, notwithstanding the July 12, 2002 conversion.

Consistent with the tracking stock terms, MCI group shareholders will receive a 10 percent premium on their shares based on a 20-day average of WorldCom group and MCI group's daily high and low stock price from April 18, 2002 to May 15, 2002. The tracking stock elimination will not require any action by WorldCom group or MCI group shareholders. Also, it will have no impact on WorldCom or MCI customers. Beginning July 12, 2002, WorldCom will have one class of common stock with the NASDAQ ticker symbol WCOM.

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WorldCom, Inc. will conduct a conference call on Wednesday, May 22, 2002, at
8:30 a.m. EDT to discuss its elimination of the tracking stock structure. John Sidgmore, president and CEO; Scott Sullivan, executive vice president and CFO; Ron Beaumont, WorldCom, Inc. chief operating officer; and Wayne Huyard, MCI chief operating officer will host the call and be available for questions.

The call will be broadcast on the Internet at http://www.worldcom.com/investor/. There will be a rebroadcast of the call through June 21, 2002 via the WorldCom website.

ABOUT WORLDCOM, INC.

WorldCom, Inc. (NASDAQ: WCOM, MCIT) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. For more information, go to http://www.worldcom.com.

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